Exhibit 99.1
Robert Gross
President and Chief Executive Officer
(585) 647-6400
Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400
Leigh Parrish/Caren Barbara
FD
(212) 850-5600

FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES SECOND QUARTER 2008 RESULTS
~ Second Quarter EPS of $.29, Comparable Store Sales up 2%, Net Income Up 16.2% ~
~ Company Renews Employment Agreement with CEO for Five Years ~
~ Full Year 2008 Estimated EPS Range of $1.08 to $1.11, Including $.03 Non-cash Charge Related to Renewed CEO Agreement ~
~ Per Share Data for All Periods Presented on Split-Adjusted Basis ~
     ROCHESTER, N.Y. – October 23, 2007 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 29, 2007. Due to the Company’s three-for-two stock split which was distributed to shareholders on October 1, 2007, per share data for all periods is presented on a split-adjusted basis.
     Separately, the Company has renewed its employment agreement with Mr. Robert G. Gross, Chairman, President and Chief Executive Officer. The contract has a term of five years.

Second Quarter Results
     Sales for the second quarter of fiscal 2008 increased 4.4% to a record $112.0 million from $107.3 million in the second quarter of fiscal 2007. Comparable store sales increased 2%, exceeding the Company’s revised estimate of 1% as provided in its business update. Sales for the quarter were impacted by a challenging economy and weak consumer confidence which caused slow-downs in the purchases of certain higher ticket items such as tires and brakes. However, purchases in these product categories improved late in the quarter, driving up comparable store sales growth. Second quarter comparable store sales for tires, brakes and the maintenance service category increased approximately 5%, 2% and 4%, respectively. Additionally, alignments showed a strong sales increase of approximately 20% during the quarter primarily due to continued operational focus on this category.
     The total sales increase for the quarter of $4.7 million included an increase in sales from new stores of $4.1 million, of which $3.5 million came from the 18 former Craven and Valley Forge stores acquired in July 2007. For the quarter, comparable sales in ProCare were up .4% versus the same period of the prior year.
     Gross margin was 40.6% in the second quarter compared to 41.1% in the prior year quarter due in part to shifts in mix and increases in product costs such as oil and tires. SG&A expenses were $33.8 million, or 30.1% as a percentage of sales compared with 29.9% for the same period of the prior year, primarily as a result of decreased operating leverage.
     Operating income for the quarter was $11.8 million compared with $12.0 million in the prior year’s second quarter. Interest expense increased to $1.3 million from $.9 million in the prior year’s second quarter, largely due to increased borrowings used to fund the Company’s stock repurchases and recent acquisitions.
     Net income for the quarter was $6.5 million compared to $5.6 million in the prior year period. Diluted earnings per share were $.29 compared to $.25 in the second quarter of the prior fiscal year, at the high end of the Company’s revised expectations as provided in its business update. The earnings for the second quarter of the prior fiscal year included a one-time after-tax impairment charge of $1.7 million, or $.08 per share, related to the Company’s Strauss Discount Auto equity investment.
     During the quarter, the Company added 20 locations, including the acquired Craven and Valley Forge stores, and closed two locations, ending second quarter fiscal 2008 with 714 stores.

First Six Month Results
     For the six-month period, net sales increased 6.8% to $219.7 million from $205.7 million in the same period of the prior year. Net income for the first six months of fiscal 2008 was $14.7 million, or $.64 per diluted share, compared with $13.2 million, or $.58 per share in the comparable period of fiscal 2007. Net income for the first six months of fiscal 2007 included the aforementioned $1.7 million, or $.08 per share, after-tax impairment charge partially offset by an unrelated $.02 one time tax benefit that occurred in the first quarter of the prior fiscal year.
     Robert G. Gross, President and Chief Executive Officer, stated, “While I am not satisfied with our second quarter performance, our results were impacted by a challenging economy and weak consumer confidence which had the effect of delaying big ticket purchases. However, we are pleased that as the external environment improved late in the quarter, we saw our results improve and begin to resume to normalized patterns. We have continued to experience some consistency thus far into the month of October, with comparable store sales growing approximately 2% through last Saturday.”
     Mr. Gross continued, “We continue to reap the benefits of our low-cost operating model and our two-store format, both of which enable us to provide our loyal customers with products and services across a breadth of categories. As such, we are doubling our Black Gold tire roll-out program to include a total of 120 service format stores by the end of this fiscal year, up from the current level of 60, with specific focus in Philadelphia, Baltimore, and Pittsburgh where we operate both tire and service stores. We expect that the expansion of this program will assist us in driving store traffic and in growing sales of tires and related services. In addition, while the former ProCare stores broke even in the quarter, the integration of the recently acquired Craven and Valley Forge stores is on track, with these stores operating at breakeven for the two months since they were acquired.”

Company Outlook
     Based on year-to-date results and current business trends, the Company continues to expect full year comparable store sales growth of 2% to 4% and total sales to be between $440 million and $445 million. The Company’s revised estimated range for earnings per diluted share for the full fiscal year is $1.08 to $1.11, as compared with $.97 in fiscal 2007. The full year estimated earnings per share range includes an approximate $.03 non-cash charge related to options granted on the renewal of Mr. Gross’s employment agreement. The Company anticipates a charge of less than $.02 (non-cash) related to these options in fiscal year 2009.
     For the third quarter, the Company expects diluted earnings per share to be between $.25 and $.27 versus $.21 last year, with an anticipated comparable store sales increase of 2% to 4%. The third quarter estimated earnings per share range includes a $.02 charge (primarily non-cash) related to the renewal of Mr. Gross’s employment agreement.
     The revised expectations for the quarter and the year include the effects of the Craven and Valley Forge acquisitions. The earnings estimates are based upon 22.8 million weighted average shares outstanding.
     Mr. Gross concluded, “I am very pleased to have renewed my employment agreement for an additional five years and am excited about the many opportunities that lay ahead. We have great confidence in Monro’s sustainable low-cost business model and see significant long-term growth potential for our business. In the near-term, we are assessing several acquisition opportunities and expect to announce at least one small acquisition by the end of the third quarter.”

Capital Structure Update
     At September 29, 2007, the Company had 20,737,017 of common shares outstanding on a split-adjusted basis. The Company has repurchased 889,256 shares of its common stock for approximately $20.4 million, at the weighted average price of $22.94 in the period from January 1, 2007 through October 19, 2007. Under the share repurchase plan authorized in January 2007, the Company is authorized to purchase up to $30 million of its common stock until January 2008.

Conference Call Information
     The Company will host a conference call and audio webcast, today, on October 23, 2007 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 888-603-6873 and using the required pass code 9298141. A replay will be available approximately one hour after the recording through Tuesday, November 6, 2007 and can be accessed by dialing 877-519-4471. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 6, 2007.

About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 715 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
     The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 31, 2007.
Tables to follow

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	Quarter Ended
	Fiscal September
	2007	2006	% Change
Sales	$112,043	$107,285	4.4%

Cost of sales, including distribution and occupancy costs	66,505	63,181	5.3

Gross profit	45,538	44,104	3.3

Operating, selling, general and administrative expenses	33,757	32,108	5.1

Operating income	11,781	11,996	(1.8)

Interest expense, net	1,255	895	40.3

Other expense, net	86	2,148	(96.0)

Income before provision for income taxes	10,440	8,953	16.6

Provision for income taxes	3,939	3,357	17.3

Net income	$6,501	$5,596	16.2

Diluted earnings per share	$.29	$.25	16.0%

Weighted average number of diluted shares outstanding	22,791	22,804

Number of stores open (at end of quarter)	714	701

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended
	Fiscal September
	2007	2006	% Change
Sales	$219,664	$205,730	6.8%

Cost of sales, including distribution and occupancy costs	127,449	120,590	5.7

Gross profit	92,215	85,140	8.3

Operating, selling, general and administrative expenses	66,392	61,720	7.6

Operating income	25,823	23,420	10.3

Interest expense, net	2,444	1,530	59.7

Other (income) expense, net	(153)	1,522

Income before provision for income taxes	23,532	20,368	15.5

Provision for income taxes	8,848	7,210	22.7

Net income	$14,684	$13,158	11.6

Diluted earnings per common share	$.64	$.58	10.3%

Weighted average number of diluted shares outstanding	22,854	22,813

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	September 29,	March 31,
	2007	2007
Current assets

Cash	$1,095	$965

Inventories	66,568	62,398

Other current assets	24,866	25,473

Total current assets	92,529	88,836

Property, plant and equipment, net	180,737	184,249

Other noncurrent assets	82,872	66,938

Total assets	$356,138	$340,023

Liabilities and Shareholders’ Equity

Current liabilities	$65,316	$60,508

Long-term debt	60,124	52,525

Other long term liabilities	12,993	11,871

Total liabilities	138,433	124,904

Total shareholders’ equity	217,705	215,119

Total liabilities and shareholders’ equity	$356,138	$340,023